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Exhibit 10.1

AGREEMENT AND MUTUAL RELEASE

        This Agreement and Mutual Release (this "Agreement") is made as of March 5, 2004, by and between Oakley, Inc., a Washington corporation (the "Company"), and N2T, Inc., an Oregon corporation ("Lessor").

        WHEREAS, the Company has previously leased an aircraft from Lessor pursuant to the provisions of that certain Aircraft Lease, dated May 6, 2002, by and between the Company and Lessor (the "Previous Lease");

        WHEREAS, the Previous Lease was terminated by the Company in November 2003 and, in lieu thereof, the Company and Lessor have entered into that certain Aircraft Lease, dated December 18, 2003 (the "New Lease" and together with the Previous Lease, the "Leases");

        WHEREAS, the Tax Collector's Office of the County of Orange, California has issued a property tax assessment (the "Assessment") in the amount of $296,045.68 relating to the Company's use, during the period from July 1, 2003 to June 30, 2004, of the aircrafts that are the subject of the Leases; and

        WHEREAS, although the Leases provide that the Company shall be responsible for all Property Taxes (as defined below) assessed against the aircrafts that are the subject of the Leases (or the use thereof), the Company and Lessor wish to set forth their agreement that the Company's responsibility for the payment of such Property Taxes shall be limited to $125,000.00 per year.

        NOW, THEREFORE, in consideration of the foregoing and the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.     Payment of Property Taxes.

        Notwithstanding Paragraph 5(l) of each of the Leases, the Company shall be responsible for all ownership, personal property, use or similar taxes and fees (the "Property Taxes") arising out of or in connection with one or both of the Leases, up to an aggregate of $125,000 per year. All remaining Property Taxes will be borne by the Lessor. The Lessor shall, promptly following notice from the Company, pay to the Company the amount of Lessor's portion of any Property Taxes as indicated in the notification from the Company, so that the Company may make timely payment of the full amount of Property Taxes due. In the event that the Company receives a refund of any portion of any assessment of Property Taxes that has been paid in accordance with this Agreement, the Company agrees to pay Lessor a portion of such refund equal to the amount of such refund multiplied by a fraction, the numerator of which shall be the amount Lessor paid to the Company to be applied towards such assessment and the denominator of which shall be the amount of such assessment.

        2.     Release; Waiver.

        The Company shall pay $125,000.00 of the amount due under the Assessment and the Lessor shall pay the remaining $171,045.68 due under the Assessment. Upon such payment, each of the Company and Lessor for themselves and for their respective successors and assignees, hereby releases and discharges each other, and each other's respective successors and assignees, forever, from any and all obligations, damages, debts, liabilities, demands, costs, expenses, claims and causes of action, known or unknown, of any kind or nature whatsoever, which they ever had, now have or may hereafter have, arising from, concerning or pertaining to the Assessment, other than those regarding any payment due to Lessor pursuant to the last sentence of Paragraph 1 of this Agreement.

        Each of the Company and Lessor fully understands and voluntarily waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and any similar or successor laws of any state or territory. Each of the Company and Lessor understands that the facts in respect of which the general release made in this Agreement is given may hereafter turn out to be other than or different from the facts in connection therewith now known or believed by the Company or Lessor to be true; and each of the Company and Lessor hereby accepts and assumes the risk of the facts turning out to be different and agrees that this Agreement shall be, and remain in all respects, effective and not subject to termination or rescission by virtue of any such difference in facts. Said Section 1542 states as follows:

    "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

        3.     Entire Agreement.

        The terms and conditions of this Agreement constitute the entire agreement between the parties as to the subject matter hereof and supersede all prior written and oral negotiations, representations and agreements, if any, between the parties on such matters and shall be binding upon the parties, their successors, assigns and legal representatives.

        4.     Modification of Agreement.

        No change or modification hereof or waiver of any term or condition hereof shall be effective unless the change or modification is in writing and signed by both parties.

        5.     Counterparts.

        This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

        6.     Governing Law.

        This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles or rules thereof, including, without limitation, New York General Obligations Law Section 5-1401.

        IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the year and day first above written.

COMPANY:	LESSOR:
OAKLEY, INC.	N2T, INC.
/s/ LINK NEWCOMB By: Link Newcomb Title: Chief Operating Officer	/s/ JIM JANNARD By: Jim Jannard Title:

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  Exhibit 10.1
AGREEMENT AND MUTUAL RELEASE